AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION

ON FEBRUARY 28, 2002

CONSENT SOLICITATION STATEMENT

FILED ON SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Consent Solicitation Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ENSTAR INCOME PROGRAM II-2, L.P.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

      ☐ No fee required.

      ☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies: Units of Limited Partnership Interest.

      (2) Aggregate number of securities to which transaction applies: 29,880.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based on the aggregate cash to be received by the Registrant from the proposed sale of assets, which the Registrant believes will be $13,542,000 multiplied by 1/50 of 1%.

      (4) Proposed maximum aggregate value of transaction: $13,542,000

      (5) Total fee paid: $2,709

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

ENSTAR INCOME PROGRAM II-2, L.P.

c/o Enstar Communications Corporation
12405 Powerscourt Drive
St. Louis, Missouri 63131

February 28, 2002

Dear Unitholder:

      You should already have received in the mail our Consent Solicitation Statement dated February 7, 2002, and consent card with respect to the proposed sale of Enstar II-2’s Illinois cable television systems to Charter Communications Entertainment I, LLC (“CCE-I”), which is an affiliate of Enstar II-2 and its general partner, and the proposed amendment of Enstar II-2’s partnership agreement in order to permit the sale of the Illinois systems.

      If you have already voted, your interest and participation in the affairs of Enstar II-2 is sincerely appreciated. If you haven’t previously mailed your consent card, please take a moment to sign, date and mail the enclosed duplicate consent card promptly in the return envelope provided for your convenience. Regardless of the number of Units you own, it is important that you vote them with respect to these proposals.

      For the reasons set forth in the Consent Solicitation Statement, Enstar II-2’s general partner believes the proposals are in the best interest of Enstar II-2 and its Unitholders and recommends a vote FOR the proposals.

      We also want to inform you of some recent developments related to the closing of the proposed sale.

      Under the purchase agreement, CCE-I and two other, affiliated companies (collectively, the “Charter Purchasers”) together have the right, exercisable in their sole discretion, to waive the satisfaction of any one or more closing conditions, including the condition (the “Securityholder Consent Condition”) that each of the six Selling Partnerships (as defined in the Consent Solicitation Statement) shall have obtained all necessary securityholder consents to the sale of its Illinois cable television systems. There are many possible factors, most of which presently are unknowable to us, that could influence a decision by the Charter Purchasers to waive or not to waive the Securityholder Consent Condition or any other closing condition. The Charter Purchasers have, however, recently indicated that if (i) the requisite securityholder consents as to all of the five Selling Partnerships other than Enstar Income Program II-1, L.P. (“Enstar II-1”) are obtained prior to the expiration of the Solicitation Period for Enstar II-1, and (ii) at that time the Charter Purchasers, in their sole discretion, determine that it is reasonably certain that the requisite securityholder consents will also be obtained in respect of Enstar II-1, then in that case (and barring any other exigencies) the Charter Purchasers would be willing to waive the Securityholder Consent Condition as to Enstar II-1, and close as to the other five Selling Partnerships. In that case, you will receive your estimated $618 per Unit distribution from the sale of Enstar II-2’s Illinois cable systems sooner than if we waited until the securityholder consents for all six Selling Partnerships had been obtained. This would not, however, assure that the sale of Enstar II-1’s Illinois systems would, in fact, close, and if the Enstar II-1 sale does not close, the Unitholders in Enstar II-1 would not receive any distribution in respect of Enstar II-1’s systems, but would retain their interest therein.

      If you have any questions regarding how to execute your consent card, please contact our Soliciting Agent, D.F. King & Co., at 800-207-2014.

Very truly yours,

Enstar Communications Corporation, General Partner